NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 15, 2010, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 2, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the mandatory exchange and merger/separation agreement which became effective October 2, 2010, each share of (Old) Coca-Cola Enterprises Inc. Common Stock (Cusip 191219 10 4) was converted into $10.00 in cash and One (New) share of Common Stock (Cusip 19122T 10 9) of Coca-Cola Enterprises, Inc., on a share for share basis. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 4, 2010.